News Release

NYSE: MMP

Date: May 19, 2005
Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Completes Board Member Selection

TULSA, Okla. -- The board of directors for the general partner of Magellan Midstream Partners, L.P. (NYSE: MMP) has elected John P. DesBarres of Park City, Utah as an independent board member. He also will serve on the board's audit and conflicts committees and as chairman of the board's compensation committee. With DesBarres' appointment, all board seats have now been filled.

DesBarres, 65, was formerly chairman, president and chief executive officer of Transco Energy Company until his retirement in 1995. Prior to joining Transco in 1991, he was chairman, president and chief executive officer for Santa Fe Pacific Pipelines, Inc. He also served in various positions with Sun Company from 1963 until 1988.

DesBarres also currently serves as a board member for American Electric Power Company, Inc. of Columbus, Ohio and for the general partner of Penn Virginia Resource Partners, L.P. of Radnor, Pennsylvania.

"John's extensive energy background, overall business expertise and experience with publicly traded partnerships make him an excellent addition to our board of directors," said Don Wellendorf, chief executive officer.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.